Exhibit 5.1

(212) 574-1223

July 12, 2016

Golar LNG Partners LP

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton, HM 11, Bermuda

Re:          Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”) with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale of an aggregate of up to 500,000 common units representing limited partner interests in the Partnership (“Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”), which Common Units may be issued from time to time in accordance with the terms of the Partnership’s Long-Term Incentive Plan (the “Plan”).

In reaching the opinion set forth herein, we have examined or are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the form of Registration Statement, (ii) the Plan, (iii) the Partnership’s Certificate of Limited Partnership as in effect on the date hereof, (iv) the First Amended and Restated Agreement of Limited Partnership, as amended and in effect on the date hereof, (v) certain resolutions adopted by the board of directors of the Partnership, and (vi) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete.  In addition, we have assumed that Common Units will be issued in accordance with the terms of the Plan and the filing by the Partnership with the Commission of the Registration Statement substantially in the form examined by us and the declaration by the Commission of the automatic effectiveness of the Registration Statement.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued by the Partnership in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, which govern the awards to which the Common Units relate, the Common Units will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very Truly Yours

/s/ Seward & Kissel LLP